Exhibit 10.7

RELEASE AND SEVERANCE AGREMENT

This Release and Severance Agreement (this "Release") is entered into by and between Mark Stegeman ("Employee") and Turning Point Brands, Inc. ("Turning Point" and, collectively with its parent(s), subsidiary(ies), and all other related companies, the "Company").  Employee and Turning Point are referred to herein as the "Parties."

RECITALS

A.
Employee and Turning Point are parties to an Employment Letter and Agreement, signed by Employee on November 23, 2015, with an effective date of May 13, 2016 (the "Employment Agreement"), which provides for severance after termination in certain circumstances, conditioned upon Employee first signing a general release of claims following termination of Employee's employment, which release becomes irrevocable in accordance with its terms.

B.
This Release is the contemplated release of claims under the Employment Agreement, and Employee has had notice of this Release since the Employment Agreement was executed as a copy was attached thereto (the "Presentation Date").

C.	Employee's employment with the Company ended on March 13, 2018 (the "Separation Date").

D.	The Parties desire to settle any and all claims that Employee may have against the Company or any of its current or former employees that are releasable by law.

AGREEMENT

NOW, THEREFORE, in consideration for the covenants and mutual promises contained in the Employment Agreement and this Release, the Parties agree as follows:

PART I

For and in consideration of the promises made herein by Employee in Part II and Part III of this Release, and his performance thereof, the sufficiency of which, either separately or combined, is hereby acknowledged, Turning Point agrees as follows:

1.1          Severance Benefits to Employee. In exchange for Employee signing this Release, complying with its terms, and not revoking this Release, the Company will pay to Employee the following "Severance Benefits" if, and only if, (i) Employee signs this Release and returns it to the Company; and (ii) the seven (7) day revocation period in Part II, Section 2.4 below has expired on or before the 55th day after Separation Date, and Employee has not exercised his right to revoke this Release in accordance with Part II, Section 2.4 below:

(a)          Severance Pay – The Company will continue to pay your annual salary for a period of twelve (12) months. The Severance Pay will be paid to you incrementally, in accordance with the Company’s regular payroll cycle, with the first such payment beginning on the 60th day following your Separation Date, and the first such payment will include all accrued amounts during the 60-day period from your Separation Date until the 60th day following your Separation date.

(b)          Severance bonus – The Company will also pay you a severance bonus equal to the average of the annual cash bonuses received by you for the 24 months prior to your Separation Date. The Severance Bonus will be paid in two equal installments – the first installment on the later of (i) when all other Company annual bonuses, if awarded, are next paid, or, if not awarded, when such bonuses would have next been paid in April of the year following the year of services, and (ii) the 60th day following your Separation Date, and the second installment at the end of the Restricted Period defined in the Employment Agreement.

(c)          Severance Pay and Severance Bonus payment timing shall also be subject to the “specified employee” delay in Paragraph 4 of the Employment Agreement for any portion of such amounts that are subject to Section 409A of the Code. Normal payroll taxes and deductions will be withheld from any Severance Pay and Severance Bonus payments.

(d)          Health Care Stipend – The Company will also make a lump sum payment to you in an amount equal to the cost of COBRA coverage for continued medical coverage for you and your dependents for twelve (12) months, payable on the 60th day following the Separation Date.

(e)          The Company will also within 10 days after the 7-Day Revocation Period discussed at Section 2.4 recommend to the Compensation Committee of the Company’s Board of Directors that it agree to amend Employee’s Non-Qualified Stock Option Award dated August 10, 2016 to accelerate the vesting of an additional 6,750 option awards granted thereunder, such that an aggregate 47,247 of the options granted pursuant to that award would be fully vested and exercisable, and which must be exercised within 90 days of the Separation Date. If the Compensation Committee does not approve the acceleration of the 6,750 option awards before May 15, 2018, the Company will pay you an amount equal to $80,730, subject in all respects to the same timing and withholding requirements set forth at Section 1.1(c), on or before May 31, 2018.

1.2          Separate and Adequate Age Claim Consideration. The Parties expressly agree and acknowledge that a portion of the Severance Benefits in Section 1.1 above represents separate and adequate consideration, to which Employee is not otherwise entitled, in exchange for Employee's Age Claim Waiver, set out below in Part II. Turning Point's present promise to provide this consideration is exchanged for Employee's present release of any Age Claims at the time of the execution of this Release.

PART II

For and in consideration of the promises made herein by Turning Point in Part I of this Release, and its performance thereof, the sufficiency of which is hereby acknowledged, Employee agrees as follows:

2.1          General Release and Waiver of All Claims and Potential Claims.  Employee hereby releases all claims and potential claims, known and unknown, against the Company and its current and/or former employees that are releasable by law.  More specifically, for and on behalf of himself and his family, dependents, heirs, executors, administrators and assigns, Employee hereby irrevocably and unconditionally releases the Company and its respective predecessors, successors, and all their past, present or future assigns, parents, subsidiaries, affiliates, insurers, attorneys, divisions, subdivisions and affiliated entities, together with their respective current and former officers, directors, shareholders, fiduciaries, administrators, trustees, agents, servants, employees, attorneys, insurers and/or representatives, and their respective predecessors, successors and assigns, heirs, executors, administrators, and any and all other affiliated persons, firms, plans or corporations which may have an interest by or through them (collectively "Releasees"), both jointly and individually, from any and all claims, actions, arbitrations, and lawsuits, of any nature whatsoever, known or unknown to Employee, accrued or unaccrued, which he ever had, now has or may have had against Releasees since the beginning of time through the date of execution of this Release.  This general release and waiver of claims includes, but is not limited to, any and all claims, demands, causes of action, suits, debts, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses that are releasable by law (including, without limitation, attorneys fees and costs actually incurred or to be incurred) of any nature or description whatsoever, in law or equity, whether known or unknown, in connection with or arising out of his employment with the Company and/or termination of said employment.  Claims being released include, without limitation, any and all employment-related claims that are releasable by law arising under federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions prohibiting discrimination in employment on the basis of sex, race, religion, national origin, age, disability and/or veterans' status, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981, 1981a, 1983 and 1985, the Civil Rights Act of the State in which Employee resides and works, the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, et seq., the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Pregnancy Discrimination Act, the Federal Rehabilitation Act of 1973, Executive Order 11246, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. §§ 201, et seq., the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq., the Genetic Information Non-Discrimination Act, 42 U.S.C. §§ 2000ff et seq, the minimum wage act, wage payment law and wage discrimination statutes and workers compensation statutes and similar state laws of the state in which Employee has provided services, in all instances as amended.  This general release and waiver of claims also includes, but is not limited to, any and all claims for unpaid benefits or entitlements asserted under any plan, policy, benefits offering or program (except as otherwise required by law), any and all contract or tort claims, including, without limitation, claims of wrongful discharge, assault, battery, intentional infliction of emotional distress, negligence, and/or defamation against Releasees.

Nothing in this Section 2.1, Section 2.2, or any other provision in the remainder of this Release shall be construed to prevent Employee from making a claim for indemnity under law or governance documents providing for indemnity or insurance against claims for acts or omissions in his capacity acting as an officer or director of the Company.  Furthermore, nothing in this Section 2.1, Section 2.2, or any other provision in the remainder of this Release shall be construed to prohibit Employee from talking to, cooperating in any investigation by, and/or filing a charge with a government agency, including but not limited to the U.S. Equal Employment Opportunity Commission (the “EEOC”), any similar state or local fair employment practices administrative agency, or the Securities and Exchange Commission (the “SEC”). However, by signing this Release, Employee hereby waives the right to recover from Releasees any relief from any charge or claim pursued or otherwise prosecuted by him, or by persons or entities like the EEOC acting by or through him, including, without limitation, the right to attorneys' fees, costs, and any other relief, whether legal or equitable, sought in such charge, claim, or other proceeding.

2.2          Age Claim Waiver. Employee further agrees that his full general release includes a waiver of his rights, if any, to assert or allege discrimination based upon age pursuant to the Age Discrimination in Employment Act or any and all other federal, state or local laws or regulations prohibiting discrimination on the basis of age (collectively, "Age Claim Waiver").

2.3          Adequate Consideration Period/Consult an Attorney. Employee acknowledges that on March 13, 2018: (a) he was instructed that he may and should consult an attorney of his own choosing regarding the terms of this Release, and specifically including the Age Claim Waiver, and (2) he received this Release and was told the Severance Benefits would include only those benefits contained in Section 1.1(a) through (d), later amended to include 1.1(e). Employee, therefore, acknowledges and agrees that he has already been given at least twenty-one (21) days to consider all the terms in this Release and whether to sign this Release. The Parties agree that if Employee fails to execute this Release prior to the deadline set forth in Section 1.1 hereof, then this Release will be null and void.

2.4          Seven (7) Day Revocation Period. Employee further agrees that he is hereby instructed by the Company that, following his signing of this Release, Employee shall have up to seven (7) days to withdraw, rescind or revoke this Release by providing written notice to James Dobbins, General Counsel, at Turning Point Brands, Inc., 5201 Interchange Way, Louisville, Kentucky 40232, (fax) 502-774-9235, but that, in the event Employee exercises his right to withdraw or rescind this Release, all terms of this Release, including, without limitation, Turning Point's duty to provide the Severance Benefits provided in Part I, Section 1.1, above, shall be void and of no effect.

2.5          Permanent Waiver of Re-employment. In order to effect the degree of separation contemplated by the Parties, Employee acknowledges his present intent to permanently remove himself from the labor pool of Releasees as of the Separation Date and forever thereafter.  In order to accomplish this present permanent removal from Releasees' labor pool, Employee agrees that he will not seek and will not accept hiring, rehiring, placement, or reinstatement with Releasees, either as an employee, an independent contractor, a temporary worker, or in any other capacity.

2.6          No Change of Control. Employee agrees and acknowledges that the consummation of the transactions contemplated by that certain Contribution and Exchange Agreement by and among Special Diversified Opportunities, Inc. (n/k/a Standard Diversified Opportunities, Inc.), Standard General Master Fund L.P., P Standard General Ltd. and Standard General Focus Fund L.P., dated as of November 26, 2017 (the “SDOI Transaction”) did not constitute a “Change of Control” of Turning Point, as that term is defined in the Employment Agreement or in Turning Point’s 2015 Equity Incentive Plan (the “2015 Plan”). Employee further agrees and acknowledges that the vesting of any awards granted to the Employee pursuant to the 2015 Plan (including the stock options granted to the Employee in connection with the Employment Agreement) was not accelerated as a result of or in connection with the SDOI Transaction or otherwise, and that the vesting schedule of such awards described in Employee’s Statement of Change in Beneficial Ownership on Form 4 dated May 17, 2017 was accurate on and after the Separation Date.

PART III
Other Agreements

3.1          Additional Covenants by Employee. Employee represents, warrants and covenants that, as of the date he signs this Release, (1) he is unaware of any wages (as that term is defined by applicable state  law) that are owed to him by the Company and that have not been paid; (2) he is unaware of any request for leave under the Family and Medical Leave Act that was denied; (3) he has no known work-related injury, disability, or illness, and has not requested any accommodation under the Americans With Disabilities Act or similar state law that has not been satisfied; and (4) he is unaware of any document, circumstance, occurrence, or any conduct on behalf of the Company or any of its agents, employees, officers or directors, or any Releasee, which evidence, contain, or constitute a violation of any law, standard, or regulation, including but not limited to a violation of federal or state securities laws, upon which representations the Company expressly relies in entering into this Release.

3.2          Knowing and Voluntary Agreement.  Employee agrees and acknowledges that he has been advised to consult an attorney regarding the terms of this Release and that he has carefully reviewed, studied and thought over the terms of this Release.  Employee further acknowledges and agrees that he knowingly and voluntarily entered into and signed this Release after deliberate consideration and review of all of its terms and provisions, that he was not coerced, pressured or forced in any way by the Company, any Releasee or anyone else to accept the terms of this Release, and that the decision to accept the terms of this Release was entirely his own.

3.3          No Wrongdoing By the Parties.  The Parties further agree that they have entered this Release to resolve any and all claims, if any, Employee may have against the Company or any other Releasee, and that this Release does not constitute an admission of, or is to be used as evidence of, any liability, violation or wrongdoing of any kind.

3.4          Choice of Law; Interpretation; Captions.  The Parties understand and agree that this Release shall in all respects be interpreted, enforced and governed under the laws of the State of Kentucky and the language of this Release shall in all cases be interpreted as a whole, according to its fair meaning and not strictly for or against either of the Parties, regardless of which is the drafter of this Release.  Captions and headings used herein are for convenience of reference only.

3.5          Exclusive Jurisdiction; Venue.  The Parties understand and agree that the federal and/or state courts located in the State of Kentucky shall have exclusive jurisdiction with regard to any litigation relating to this Release and that venue shall be proper only in the State of Kentucky and any federal court whose judicial district encompasses the State of Kentucky, and that any objection to this jurisdiction or venue is specifically waived.

3.6          Entire Agreement. The Parties agree that this Release sets forth the entire agreement between the Parties on the subject matter herein and fully supersedes any and all other prior agreements or understandings between them, except for the terms in the Employment Agreement referred to herein and any agreements between Employee and the Company regarding non-disclosure of confidential information, intellectual property, non-solicitation of customers, employees or contractors, non-competition, and/or other restrictive covenant obligations, which agreements, if any, shall be enforced according to their terms.  This includes, without limitation, Employee’s continuing obligations under Sections 7-12 of the Employment Agreement.  This Release may be amended or superseded only by a subsequent writing, executed by the Party against whom enforcement is sought.

3.7          Agreement to Indemnify. The Parties agree that should Employee seek to overturn, set aside, or legally challenge any release of claims, promise or covenant made by him under this Release, by judicial action or otherwise, the Company and/or Releasees shall be entitled to recover from Employee its costs of defending and enforcing the terms of this Release and/or any other claim brought by or against the Company or Releasees, including, without limitation, reasonable attorneys' fees.  The Parties acknowledge and agree that each Releasee is an intended third-party beneficiary of this Release and may enforce the terms of this Release accordingly.

I, MARK STEGEMAN, UNDERSTAND AND AGREE THAT THIS RELEASE CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS THAT ARE RELEASEABLE BY LAW.

/s/ Mark Stegeman
Mark Stegeman

Date:	5/2/18

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TURNING POINT BRANDS, INC.

By:	/s/ James Dobbins

Title:	SVP, General Counsel

Date:	5/2/18